EXHIBIT 16

[Letterhead of PricewaterhouseCoopers LLP]

September 7, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Behringer Harvard REIT I, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the REIT’s Form 8-K report dated September 2, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP